Exhibit 10.4

Kalaris Therapeutics, Inc.

December 17, 2024

Brett Hagen

[***]

[***]

Dear Brett:

On behalf of Kalaris Therapeutics, Inc. (“Kalaris”), I am pleased to offer you employment with Kalaris, or in the event that your employment commences following the closing of the recently announced transaction between Kalaris and Allovir, Inc. (the “Acquiror” and such closing shall hereinafter be the “Closing”), I am pleased to offer you continued employment with the Acquiror, post-Closing. The purpose of this letter is to summarize the terms of such employment, should you accept this offer. Throughout the offer letter, all references to the “Company” shall be interpreted to mean Acquiror, if the Closing occurs, or Kalaris, if the Closing does not occur, nor does this offer letter impact any vesting terms related to any previous Allovir stock awards. For the avoidance of doubt, nothing in this offer letter shall be interpreted to bind Allovir, Inc. in any way if the Closing does not occur:

1.
You will be employed to serve on a full-time basis as Senior Vice President and Chief Accounting Officer, effective on the Closing, or such other date as mutually agreed upon between you and the Company. In this role you will initially report to Andrew Oxtoby, Chief Executive Officer until a Chief Financial Officer is hired and becomes your direct manager. In this critical role you will be a key member of the finance team and lead all activities within finance and accounting.
2.
Your base salary will be at the rate of $16,666.67 per semi-monthly pay period (if annualized, the equivalent of $400,000.00 per year), subject to tax and other withholdings as required by law. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.
3.
Following the end of each calendar year and subject to the approval of the Company's Board of Directors (the “Board”), you will be eligible for a retention and performance target bonus of 35% of your annualized base salary, based on your performance and the Company's performance during the applicable calendar year, as determined by the Company in its sole discretion, which can be pursuant to an individual bonus arrangement or an annual bonus program or other short- term incentive compensation program. In any event, you must be an active employee of the Company on the date the bonus is distributed to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company. You will not be eligible for any such bonus in connection with the 2024 calendar year. Any retention and performance bonus shall be paid no later than March 15 of the year following the year to which such bonus relates.

4.
You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.
5.
In connection with your commencement of employment, and subject to approval by the Company’s Board of Directors, you will be granted an option to purchase up to 249,313 of shares of the Company’s common stock, with an exercise price equal to the fair market value of such stock on the date of grant (the “Kalaris Option”). The Kalaris Option will be granted under the Company’s 2019 Equity Incentive Plan, as amended, and a form of option award agreement thereunder, and, subject to your continued service to the Company, will vest over four years with 1/4 of the shares vesting on the first anniversary of your start date and an additional l/48th of the shares vesting each full month thereafter. If the transaction closes as anticipated, however, then, subject to approval by the Acquiror’s board of directors and in lieu of the Kalaris Option, shortly following the Closing you will be granted an option to purchase up to a number of shares of the Acquiror’s common stock that is equivalent, on a transaction adjusted basis, to the number of shares that would have been subject to the Kalaris Option (the “Acquiror Option”). Any option granted by the Acquiror will have an exercise price equal to fair market value on the date of grant and will be granted under an equity incentive plan maintained by the Acquiror but will be subject to the same vesting schedule as the Kalaris Option. In no event shall you receive both the Acquiror Option and the Kalaris Option and neither the Acquiror Option nor the Kalaris Option shall confer any right to continue vesting or employment.
6.
You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, as a condition of employment. You acknowledge that your receipt of the signing bonus and the grant of equity set forth in Paragraphs 3 and 5 respectively of this offer letter are contingent upon your agreement to the non-competition provisions set forth in the Non-Competition and Non-Solicitation Agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with such obligations.
7.
You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.
8.
You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.
9.
This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.
10.
In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.
11.
As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.
12.
This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to Human Resources, by December 20, 2024. If you do not accept this offer by that date, this offer will be revoked.

Very Truly Yours,

KALARIS THERAPEUTICS, INC.

By:	/s/ Andrew Oxtoby
	Name:	Andrew Oxtoby
	Title:	Chief Executive Office

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date: 12/1/9/24	/s/ Brett Hagen

Name: Brett Hagen

April 15, 2025

Brett Hagen

[***]

[***]

Dear Brett,

As we have discussed, this letter (the “Offer Letter Amendment”) shall amend and supplement the terms of your December 17, 2024 offer letter (the “Offer Letter”), which sets forth the terms and conditions of your employment with Kalaris Therapeutics, Inc. (f/k/a Allovir, Inc., the “Company”). Except as explicitly set forth herein, the terms and conditions of the Offer Letter shall otherwise continue in full force and effect. Specifically, the following terms shall be incorporated into and supplement the terms of the Offer Letter:

1.
Payments Upon Termination.
(a)
Termination by the Company Without Cause or by you With Good Reason More than Three Months Prior to or More Than Twelve Months Following a Change in Control. If your employment is terminated by the Company without Cause or by you with Good Reason (each as defined below) more than three (3) months prior to, or more than twelve (12) months following, a Change in Control (as defined below), then subject to Section 3 hereof and the conditions of Section 1(c) hereof, the Company shall: (i) continue to pay to you, in accordance with the Company’s regularly established payroll procedures, your base salary for a period of nine (9) months; and (ii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for nine (9) months following your termination date or until you have secured other employment or are no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply (collectively, the “Severance Benefits”).
(b)
Termination by the Company Without Cause or by you With Good Reason Within Three Months Prior to or Within Twelve Months Following a Change in Control. If your employment is terminated by the Company without Cause or by you with Good Reason within three (3) months prior to or within twelve (12) months following a Change in Control, then subject to Section 3 hereof and the conditions of Section 1(c) hereof, the Company shall: (i) continue to pay to you, in accordance with the Company’s regularly established payroll procedures, your base salary for a period of twelve (12) months; (ii) pay to you, in a single lump sum on the Payment Date (as defined below) an amount equal to 100% of your target bonus for the year in which termination occurs or, if higher, your target bonus immediately prior to the Change in Control, (iii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for twelve (12) months following your termination date or until you have secured other employment or are no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, and (iv) provide that the vesting of your then-unvested equity awards that vest based solely on the passage of time shall be accelerated, such that all such then-unvested equity awards immediately vest and become fully exercisable or non-forfeitable as of your termination date (collectively, the “Change in Control Severance Benefits”).
(c)
Release. As a condition of your receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, you must execute and deliver to the Company a severance and release of claims agreement in a form to be provided by the Company (the “Severance Agreement”), which Severance Agreement must become irrevocable within sixty (60) days following the date of your termination of employment (or such shorter period as may be directed by the Company). The Severance Benefits or the Change in Control Severance Benefits, as applicable, will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement becomes effective, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which your employment ends, the Severance Benefits or Change in Control Severance Benefits, as applicable, will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits or Change in Control Severance Benefits, as applicable, commence pursuant to this sentence, the “Payment Date”). You must continue to comply with the Invention and Non-Disclosure Agreement and the Non-Competition and Non-Solicitation Agreement (as defined in the Offer Letter) (together, the “Restrictive Covenant Agreements”) and any similar agreements with the Company in order to be eligible to receive or continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable. For the avoidance of doubt, if your employment is terminated by the Company without Cause or by you with Good Reason prior to a Change in Control, (i) any then-outstanding and unvested equity awards that vest based solely on the passage of time held by you shall remain outstanding (but any vesting shall be suspended) for up to (but no longer than) three (3) months following the date of termination so that, if it is later determined that such termination occurred during the three (3)-month period prior to the closing of a Change in Control and you are entitled to Change in Control acceleration and/or Change in Control Severance Benefits rather than Severance Benefits, the vesting of such awards may be accelerated, in accordance with Section 1(b) hereof, immediately prior to the closing of the Change in Control and (ii) any Change in Control Severance Benefits shall be reduced by any Severance Benefits previously paid to you, if it is later determined that the termination occurred during the three (3)-month period prior to the closing of a Change in Control and that you are entitled to Change in Control Severance Benefits rather than Severance Benefits.
2.
Definitions

For purposes of this Offer Letter Amendment, the following definitions will apply:

(a)
“Cause” shall mean your: (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets; (ii) material breach of the Restrictive Covenant Agreements; (iii) material breach of any other agreement between you and the Company; (iv) material failure to comply with the Company’s written policies or rules, provided the Company shall give you written notice of the alleged failure and thirty days to cure if the Company determines cure is possible; (v) conviction of, or plea of “guilty” or “no contest” to, any crime involving moral turpitude or any felony under the laws of the United States or any state; (vi) willful misconduct; or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.
(b)
“Good Reason” shall mean any of the following actions taken by the Company without your prior written consent, and provided (i) the Company receives, within sixty (60) days following the occurrence of any of the events set forth in clauses (A), (B), (C) or (D) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason; (ii) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof; and (iii) you terminate employment within the earlier of thirty (30) days following expiration of such cure period or receipt of notice from the Company that such deficiencies will not be cured: (A) a decrease in your then-current base salary by more than 10% (other than in connection with a general decrease in the salary of any similarly situated employees); (B) a material adverse change in your duties, authority or responsibilities, provided that, for the avoidance of doubt, in no event shall a loss of the designation and/or title of principal financial officer and/or principal accounting officer of the Company constitute a material adverse change in your duties, authority or responsibilities; (C) your required relocation to a location more than fifty (50) miles from the then-current principal place at which you provide services to the Company; or (D) a material breach by the Company of the Offer Letter (as amended by the Offer Letter Amendment) or any other agreement between you and the Company regarding your services to the Company.
(c)
“Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii): (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).
3.
Compliance with Section 409A
(a)
Subject to this Section 3, any severance payments that may be due under the Offer Letter as amended by the Offer Letter Amendment shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the you under the Offer Letter as amended by the Offer Letter Amendment, as applicable:
(i)
It is intended that each installment of the severance payments provided under the Offer Letter as amended by the Offer Letter Amendment shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.
(ii)
If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.
(iii)
If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then: (A) each installment of the severance payments due under Offer Letter as amended by the Offer Letter Amendment that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section

1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Offer Letter as amended by the Offer Letter Amendment; and (B) each installment of the severance payments due under the Offer Letter as amended by the Offer Letter Amendment that is not described in this Section 3(a)(iii) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.
(b)
The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 3(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code.
(c)
All reimbursements and in-kind benefits provided under the Offer Letter as amended by the Offer Letter Amendment shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Offer Letter as amended by the Offer Letter Amendment), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
(d)
The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Offer Letter as amended by the Offer Letter Amendment are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.
(e)
The Offer Letter as amended by the Offer Letter Amendment is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.
4.
Modified Section 280G Cutback. Notwithstanding any other provision of this Offer Letter Amendment, except as set forth in Section 4(b), in the event that the Company undergoes a Change in Ownership or Control (as defined below), the following provisions shall apply:

(a)
The Company shall not be obligated to provide to you any portion of any Contingent Compensation Payments (as defined below) that you would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code) for you. For purposes of this Section 4, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
(b)
Notwithstanding the provisions of Section 4(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) one hundred percent (100%) of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by you if the Eliminated Payments (determined without regard to this sentence) were paid to you (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Internal Revenue Code payable with respect to all of the Contingent Compensation Payments in excess of your “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 4(b) shall be referred to as a “Section 4(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
(c)
For purposes of this Section 4 the following terms shall have the following respective meanings:
(i)
“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Internal Revenue Code.
(ii)
“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under the Offer Letter as amended by the Offer Letter Amendment, or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Internal Revenue Code) on a Change in Ownership or Control of the Company.
(d)
Any payments or other benefits otherwise due to you following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 4(d). Within thirty (30) days after each date on which you first become entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify you (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 4(b) Override is applicable. Within thirty (30) days after delivery of such notice to you, you shall deliver a response to the Company (the “Response”) stating either (A) that you agree with the Company’s determination pursuant to the preceding sentence or (B) that you disagree with such determination, in which case you shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 4(b) Override is applicable. In the event that you fail to deliver a Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If you state in your Response that you agree with the Company’s determination, the Company shall make the Potential Payments to you within three (3) business days following delivery to the Company of your Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If you state in your Response that you disagree with the Company’s determination, then, for a period of sixty (60) days following delivery of your Response, you and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the State of New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three (3) business days following delivery to the Company of your Response, make to you those Potential Payments as to which there is no dispute between the Company and you regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute. Subject to the limitations contained in Sections 4(a) and 4(b) hereof, the amount of any payments to be made to you following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

The provisions of this Section 4 are intended to apply to any and all payments or benefits available to you under the Offer Letter as amended by the Offer Letter Amendment or any other agreement or plan under which you may receive Contingent Compensation Payments.

Except as modified by this Offer Letter Amendment, all other terms and conditions of your Offer Letter shall remain in full force and effect. In particular, your employment with the Company remains at-will, meaning that either you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without notice.

Please acknowledge your acceptance of the foregoing by signing in the space provided below and returning the signed letter to me.

Sincerely,

/s/ Andrew Oxtoby
Andrew Oxtoby
Chief Executive Officer

Accepted and Agreed:

/s/ Brett Hagen	April 15, 2025
Brett Hagen	Date